Exhibit 99.1

Patriot National Bancorp, Inc. Announces a Proposed Rights Offering

Stamford, Connecticut, April 25, 2005. Patriot National Bancorp, Inc. (NASDAQ SmallCap: PNBK), the parent of Patriot National Bank, announced today that it filed a registration statement with the Securities and Exchange Commission relating to a rights offering. Upon effectiveness of the registration statement, Patriot’s Board of Directors will fix a record date and distribute to its shareholders a fixed amount of non-transferable rights to subscribe for shares of its common stock. The Board of Directors will also determine the number of rights to be issued with respect to each outstanding share of common stock on the record date.

Each subscription right will entitle the holder to purchase one share of common stock at a subscription price per share to be determined by a pricing committee of the Board of Directors. Any shareholder who fully exercises his or her rights may oversubscribe for up to two additional shares of common stock per right at the same purchase price. The registration statement covers a proposed maximum offering of $12,000,000 of Patriot’s common stock. The Board of Directors has retained Sandler O’Neill & Partners, L.P. to advise it on this transaction.

Patriot anticipates that the rights offering will begin during May or June 2005, subject to the effectiveness of the registration statement filed with the SEC, and will continue for up to thirty days thereafter. Patriot plans to use the proceeds of the rights offering to continue its branch expansion program in Fairfield County, Connecticut and for general working capital purposes.

The securities are being offered by Patriot and represent new financing for the company. Shareholders will receive a prospectus and subscription materials in the mail.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights offering will only be made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Patriot National Bank is headquartered in Stamford, Connecticut and has nine full service branches in Stamford, Greenwich, Old Greenwich, Norwalk, Wilton and Darien, Connecticut.

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors. These risks include, but are not limited to, risk factors described in the Company's registration statement filed with the Securities and Exchange Commission on April 25, 2005 and the risks identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications. The Company assumes no obligation to update the forward-looking statements contained in this press release.